Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 29, 2026, with respect to the financial statements and supplemental information included in the Annual Report of Unisys Corporation Savings Plan on Form 11-K for the year ended December 31, 2025. We consent to the incorporation by reference of said report in the Registration Statement of Unisys Corporation on Forms S-8 (No. 333-271715).

/s/ Grant Thornton LLP
Philadelphia, Pennsylvania
May 29, 2026